Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 29, 2022, with respect to the statements of revenues and direct operating expenses of the Titus Properties included in this Current Report of Earthstone Energy, Inc. on Form 8-K/A dated September 30, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Earthstone Energy, Inc. on Forms S-3 (File No. 333-267256, File No. 333-266165, File No. 333-266164, File No. 333-266020, File No. 333-260824, File No. 333-258455, File No. 333-254106, File No. 333-254099, File No. 333-224334, File No. 333-218277, File No. 333-213543, and File No. 333-205466) and Forms S-8 (File No. 333-258456, File No. 333-240998, File No. 333-227720, File No. 333-221248, and File No. 333-210734).

/s/ GRANT THORNTON LLP

Dallas, Texas
September 30, 2022